Exhibit 99.2

AMENDMENT TO THE 2025 OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, Forward Air Corporation, a Delaware corporation (the “Company”) maintains the 2025 Omnibus Incentive Compensation Plan (the “Plan”), which was previously approved by the Company’s Board of Directors (the “Board”) on March 21, 2025 and approved by the stockholders of the Company on June 11, 2025;

WHEREAS, the Compensation Committee of the Board (the “Committee”) is the administrator of the Plan;

WHEREAS, the Committee believes that the number of shares of common stock remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Committee has determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase the number of shares of common stock available for issuance in the Share Pool (as defined in the Plan) by 2,000,000 shares of common stock (the “Amendment”);

WHEREAS, Section 15 of the Plan provides that the Committee may amend the Plan from time to time; and

WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders, and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE:

1.    Section 5(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)    Initial Share Pool. As of the Effective Date and subject to adjustment under Section 10(a) of the Plan, the number of shares of Common Stock issuable pursuant to Awards granted under the Plan (the “Share Pool”) shall be equal to 2,646,152 shares.

2.    Effective Date of the Amendment. This Amendment shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.

3.    Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been adopted by the Committee this 14th day of April, 2026, subject to approval by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders.